Walmart reports first quarter results

•Revenue growth of 2.5%, up 4.0% in constant currency (cc)[1]
•Operating income growth of 4.3%, or 3.0% adjusted (cc)[1]
•eCommerce up 22% globally
•GAAP EPS of $0.56; Adjusted EPS[1] of $0.61
•Company issues net sales guidance for Q2; reiterates outlook for FY26

“

BENTONVILLE, Ark., May 15, 2025 – Walmart Inc. (NYSE: WMT) announces first-quarter results with steady growth in revenue and operating income. Globally, eCommerce grew 22% with digital mix up across all segments. Walmart U.S. comp sales[2] up 4.5% with strong growth in health & wellness and grocery. Looking ahead, the Company issues guidance for the second quarter with net sales expected to increase 3.5% to 4.5% in constant currency (“cc”).[1] The Company’s outlook for fiscal year 2026 remains unchanged from prior guidance.

We delivered a solid first quarter in a dynamic operating environment. We’re serving customers and members in more ways, which is fueling our growth. We’re well positioned, maintaining flexibility to navigate the near-term while continuing to invest to create value for the long-term.”
Doug McMillon
President and CEO, Walmart

First Quarter Highlights

•Revenue of $165.6 billion, up 2.5%, or 4.0% (cc)[1]; includes ~100 bps headwind from lapping leap day
•Global eCommerce sales grew 22%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] grew 50%, including VIZIO; Walmart Connect in the U.S. up 31%
•Membership and other income up 3.7%, including 14.8% growth in membership income
•Gross margin rate up 12 bps, led by Walmart U.S.
•Operating income up $0.3 billion, or 4.3% , adjusted up 3.0% (cc)[1] due to higher gross margins and growth in membership income; also benefited from improved economics in eCommerce; includes ~250 bps headwind from lapping leap day
•Adjusted EPS[1] of $0.61 excludes the effect, net of tax, of a net loss of $0.05 on equity and other investments
•ROA at 7.5%; ROI[1] at 15.3%, up 30 bps
•The Company raised $4 billion in long-term debt for general corporate purposes at favorable rates

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended May 2, 2025 compared to the 13-week period ended May 3, 2024 and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Total revenues

+2.5%
$161.5
$165.6
+4.0%
$161.5
$168.0
Q1 FY25
Q1 FY26
Reported
Q1 FY25
Q1 FY26
(cc)1

Operating income

+4.3%
$6.8
$7.1
+3.0%
$7.1
$7.3
Q1 FY25
Q1 FY26
Reported
Q1 FY25
Q1 FY26
Adjusted (cc)1

Gross profit rate

+12 bps
24.1%
24.2%
Q1 FY25
Q1 FY26

Earnings per share (EPS)

(11.1%)
$0.63
$0.56
+1.7%
$0.60
$0.61
Q1 FY25
Q1 FY26
Reported
Q1 FY25
Q1 FY26
Adjusted1

Balance Sheet and Liquidity

•Cash and cash equivalents of $9.3 billion
•Total debt of $52.9 billion[2]
•Operating cash flow of $5.4 billion, an increase of $1.2 billion
•Free cash flow[1] of $0.4 billion, an increase of $0.9 billion
•Repurchased 50.4 million shares, or $4.6 billion[3]
•Inventory of $57.5 billion, an increase of $2.1 billion, or 3.8%
[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] $7.5 billion remaining of $20 billion authorization approved in November 2022.
       cc - constant currency

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	Q1 FY26	Q1 FY25	Change
Net sales	$112.2	$108.7	$3.5	3.2%
Comp sales (ex. fuel)[2]	4.5%	3.8%	NP	NP
Transactions	1.6%	3.8%	NP	NP
Average ticket	2.8%	flat	NP	NP
eCommerce contribution to comp	~350 bps	~280 bps	NP	NP
Operating income	$5.7	$5.3	$0.4	7.0%
Adjusted operating income[1]	$5.7	$5.5	$0.2	4.4%

Walmart U.S.
•Sales strength led by health & wellness and grocery; seasonal events were strong; grocery share gains continued
•Comp sales momentum reflects higher transaction counts and unit volumes; strong growth in eCommerce
•eCommerce sales up 21% reflects strength in store-fulfilled pickup & delivery, advertising and marketplace; expedited delivery channels continue to resonate with customers desiring convenience
•Strong growth in advertising, including a 31% increase in Walmart Connect sales (ex-VIZIO)
•Gross profit rate increased 25 bps; membership income up double-digits; operating expense deleveraged 8 bps
•Operating income up 7.0% due in part to improved eCommerce economics, aided by improved business mix
•Inventory increased 4.5% while maintaining healthy in-stock levels; inventory about flat on a two-year stacked basis

Walmart International	Q1 FY26	Q1 FY25	Change
Net sales	$29.8	$29.8	$(0.1)	(0.3%)
Net sales (cc)[1]	$32.1	$29.8	$2.3	7.8%
Operating income	$1.3	$1.5	$(0.3)	(17.5%)
Operating income (cc)[1]	$1.4	$1.5	$(0.1)	(6.4%)

Walmart International
•Growth in net sales (cc)1 led by China, Flipkart, and Walmex; transaction counts & unit volumes up
•Growth in general merchandise and continued strength in food and consumables
•eCommerce sales up 20%, led by store-fulfilled pickup & delivery and marketplace; digital mix up across markets
•Advertising business3 grew 20%, led by Flipkart
•Operating income (cc)1 decline affected by strategic growth investments for Flipkart, Walmex, and Canada
•Currency rate fluctuations negatively affected sales by $2.4 billion and operating income by $0.2 billion

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	Q1 FY26	Q1 FY25	Change
Net sales	$22.1	$21.4	$0.6	2.9%
Net sales (ex. fuel)	$19.7	$18.7	$1.0	5.5%
Comp sales (ex. fuel)[1]	6.7%	4.4%	NP	NP
Transactions	4.8%	5.4%	NP	NP
Average ticket	1.7%	-1.0%	NP	NP
eCommerce contribution to comp	~350 bps	~180 bps	NP	NP
Operating income	$0.7	$0.6	$0.1	11.5%

Sam’s Club U.S.
•Sales strength led by grocery and health & wellness; fourth consecutive quarter of positive general merchandise sales
•Comp sales growth driven by increases in transactions and unit volumes
•eCommerce sales up 27%, including delivery growth of ~160%
•Membership income grew 9.6% with steady growth in member counts, renewal rates, and Plus members
•Operating income growth driven by continued momentum throughout the business

1 See Supplemental Financial Information for additional information.
NP - Not provided

Guidance

The following forward-looking statements reflect the Company’s expectations as of May 15, 2025, and are subject to substantial uncertainty. The Company’s results may be materially affected by many factors, such as fluctuations in foreign currency exchange rates, changes in global economic and geopolitical conditions, tariff and trade policies, customer demand and spending, inflation, interest rates, world events, and the various other factors detailed in this release. Additionally, guidance is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

“Given the dynamic nature of the backdrop, and the range of near-term outcomes being exceedingly wide and difficult to predict, we felt it best to hold from providing a specific range of guidance for operating income growth and EPS for the second quarter. With a longer view into the full year, we believe we can navigate well and achieve our full year guidance,” said John David Rainey, Walmart Inc. executive vice president and chief financial officer.

Second quarter

The Company’s second quarter fiscal 2026 guidance is based on Q2 FY25 net sales of $167.8 billion.

Consolidated metric	Q2 FY26
Net sales (cc)	Increase 3.5% to 4.5% •Including approximately 20 bps tailwind from acquisition of VIZIO

Fiscal year 2026

The Company’s fiscal year guidance is based on the following FY25 figures: Net sales: $674.5 billion, adjusted operating income[1]: $29.5 billion, and adjusted EPS[1]: $2.51.

Consolidated metric	Original from 2.20.2025	As of 5.15.2025
Net sales (cc)	Increase 3.0% to 4.0% •Including approximately 20 bps headwind from lapping leap year •Including approximately 20 bps tailwind from acquisition of VIZIO	Unchanged
Adj. operating income (cc)	Increase 3.5% to 5.5% •Including approximately 70 bps headwind from lapping leap year •Including approximately 80 bps headwind from acquisition of VIZIO	Unchanged
Interest, net	Increase approximately $100M to $200M	Unchanged
Effective tax rate	Approximately 23.5% to 24.5%	Unchanged
Non-controlling interest	Relatively flat	Unchanged
Adjusted EPS	$2.50 to $2.60, including approximately $0.05 headwind from currency	Unchanged
Capital expenditures	Approximately 3.0% to 3.5% of net sales	Unchanged
[1] For relevant non-GAAP reconciliations, see Q4 FY25 earnings release furnished on Form 8-K on February 20, 2025. cc - constant currency

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About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Molly Blakeman – (800) 331-0085

Forward-looking statements

This release and related management commentary contains statements that may be "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Statements of our guidance, projections, estimates, expectations, plans, and objectives for the second quarter and remainder of fiscal 2026 in this release and related management commentary are forward-looking statements. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. These forward-looking statements can be identified by their use of words or phrases such as “anticipate,” “could,” “could be,” “believe,” “expect,” “forecast,” “plan,” “projected,” “will be” “will improve,” variations of such words or phrases or similar words and phrases denoting anticipated or expected occurrences or results. The forward-looking statements that we make are based on our knowledge of our business and our operating environment and assumptions that we believe to be or will believe to be reasonable when such forward-looking statements were or are made. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of pandemics on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; consumer enrollment in health and drug insurance programs and such programs’ reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
This release and related management commentary references certain non-GAAP measures as defined under SEC rules, including net sales and operating income on a constant currency basis, adjusted operating income, free cash flow, and return on investment. Information about the non-GAAP measures as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures for the applicable periods can be found in our previously filed reports on Form 10-K and earnings releases filed via Form 8-K with the SEC, which are available at stock.walmart.com.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2025	2024	Percent Change
Revenues:
Net sales	$163,981	$159,938	2.5%
Membership and other income	1,628	1,570	3.7%
Total revenues	165,609	161,508	2.5%
Costs and expenses:
Cost of sales	124,303	121,431	2.4%
Operating, selling, general and administrative expenses	34,171	33,236	2.8%
Operating income	7,135	6,841	4.3%
Interest:
Debt	519	597	(13.1%)
Finance lease	118	117	0.9%
Interest income	(93)	(114)	(18.4%)
Interest, net	544	600	(9.3%)
Other (gains) and losses	597	(794)	NM
Income before income taxes	5,994	7,035	(14.8%)
Provision for income taxes	1,355	1,728	(21.6%)
Consolidated net income	4,639	5,307	(12.6%)
Consolidated net income attributable to noncontrolling interest	(152)	(203)	(25.1%)
Consolidated net income attributable to Walmart	$4,487	$5,104	(12.1%)

Net income per common share:
Basic net income per common share attributable to Walmart	$0.56	$0.63	(11.1%)
Diluted net income per common share attributable to Walmart	$0.56	$0.63	(11.1%)

Weighted-average common shares outstanding:
Basic	8,011	8,053
Diluted	8,051	8,084

Dividends declared per common share	$0.94	$0.83

NM: Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,311	$9,037	$9,405
Receivables, net	9,686	9,975	9,075
Inventories	57,467	56,435	55,382
Prepaid expenses and other	3,789	4,011	3,290
Total current assets	80,253	79,458	77,152

Property and equipment, net	121,261	119,993	111,498
Operating lease right-of-use assets	13,567	13,599	13,562
Finance lease right-of-use assets, net	6,056	6,112	6,285
Goodwill	28,866	28,792	27,999
Other long-term assets	12,369	12,869	17,558
Total assets	$262,372	$260,823	$254,054

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$5,595	$3,068	$5,457
Accounts payable	57,700	58,666	56,071
Dividends payable	5,660	—	5,013
Accrued liabilities	26,085	29,345	24,092
Accrued income taxes	1,465	608	1,276
Long-term debt due within one year	4,085	2,598	1,865
Operating lease obligations due within one year	1,539	1,499	1,482
Finance lease obligations due within one year	791	800	844
Total current liabilities	102,920	96,584	96,100

Long-term debt	36,520	33,401	35,928
Long-term operating lease obligations	12,797	12,825	12,840
Long-term finance lease obligations	5,878	5,923	6,047
Deferred income taxes and other	13,609	14,398	14,849

Commitments and contingencies

Redeemable noncontrolling interest	307	271	217

Shareholders’ equity:
Common stock	799	802	805
Capital in excess of par value	5,441	5,503	4,625
Retained earnings	90,849	98,313	87,230
Accumulated other comprehensive loss	(13,296)	(13,605)	(11,367)
Total Walmart shareholders’ equity	83,793	91,013	81,293
Nonredeemable noncontrolling interest	6,548	6,408	6,780
Total shareholders’ equity	90,341	97,421	88,073
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$262,372	$260,823	$254,054

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2025	2024
Cash flows from operating activities:
Consolidated net income	$4,639	$5,307
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	3,369	3,128
Investment (gains) and losses, net	551	(639)
Deferred income taxes	(76)	102
Other operating activities	501	507
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	268	(154)
Inventories	(807)	(529)
Accounts payable	(310)	213
Accrued liabilities	(3,627)	(4,649)
Accrued income taxes	903	963
Net cash provided by operating activities	5,411	4,249

Cash flows from investing activities:
Payments for property and equipment	(4,986)	(4,676)
Proceeds from the disposal of property and equipment	25	72
Other investing activities	(132)	195
Net cash used in investing activities	(5,093)	(4,409)

Cash flows from financing activities:
Net change in short-term borrowings	2,521	4,585
Proceeds from issuance of long-term debt	3,983	—
Repayments of long-term debt	—	(1,574)
Dividends paid	(1,880)	(1,671)
Purchase of Company stock	(4,555)	(1,059)
Other financing activities	(61)	(602)
Net cash provided by (used in) financing activities	8	(321)

Effect of exchange rates on cash, cash equivalents and restricted cash	70	6

Net increase (decrease) in cash, cash equivalents and restricted cash	396	(475)
Cash, cash equivalents and restricted cash at beginning of year	9,536	9,935
Cash, cash equivalents and restricted cash at end of period	$9,932	$9,460

Walmart Inc. Supplemental Financial Information (Unaudited)

Segment information	Three Months Ended
	April 30,
(dollars in millions)	2025		2024
Walmart U.S.	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg
Net sales	$112,163	NP	$108,670	NP	3.2%
Membership and other income[2]	636	NP	613	NP	3.8%
Gross profit[3]	30,811	27.5%	29,575	27.2%	4.2%
Operating expenses[3]	25,742	23.0%	24,856	22.9%	3.6%
Operating income	5,705	5.1%	$5,332	4.9%	7.0%
Adjusted operating income[4]	5,705	5.1%	$5,462	5.0%	4.4%

Walmart International
Net sales	$29,754	NP	$29,833	NP	(0.3%)
Membership and other income[2]	379	NP	384	NP	(1.3%)
Gross profit[3]	6,290	21.1%	6,505	21.8%	(3.3%)
Operating expenses[3]	5,405	18.2%	5,356	18.0%	0.9%
Operating income	$1,264	4.2%	$1,533	5.1%	(17.5%)

Sam’s Club U.S.
Net sales	$22,064	NP	$21,435	NP	2.9%
Membership and other income[2]	607	NP	561	NP	8.2%
Gross profit[3]	2,577	11.7%	2,427	11.3%	6.2%
Operating expenses[3]	2,498	11.3%	2,373	11.1%	5.3%
Operating income	$686	3.1%	$615	2.9%	11.5%

Corporate and support
Membership and other income[2]	$6	NP	$12	NP	(50.0%)
Operating expenses[3]	526	0.3%	651	0.4%	(19.2%)
Operating loss	$(520)	(0.3%)	$(639)	(0.4%)	(18.6%)

Consolidated
Net sales	$163,981	NP	$159,938	NP	2.5%
Membership and other income[2]	1,628	NP	1,570	NP	3.7%
Gross profit[3]	39,678	24.2%	38,507	24.1%	3.0%
Operating expenses[3]	34,171	20.8%	33,236	20.8%	2.8%
Operating income	$7,135	4.4%	$6,841	4.3%	4.3%
Adjusted operating income[4]	$7,135	4.4%	$7,096	4.4%	0.5%
1 Corporate and support shown as percentage of consolidated net sales.
2 Membership and other income includes membership fees and other items such as rental and tenant income, recycling income, gift card breakage income, as well as other income from corporate campus facilities.
3 Gross profit defined as net sales less cost of sales. Operating expenses refers to operating, selling, general and administrative expenses.
4 See additional information at the end of the release regarding non-GAAP financial measures.
NP - Not provided

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	5/2/2025	4/26/2024	5/2/2025	4/26/2024	5/2/2025	4/26/2024
Walmart U.S.	4.4%	3.8%	4.5%	3.8%	(0.1%)	0.0%
Sam’s Club U.S.	4.0%	3.5%	6.7%	4.4%	(2.7%)	(0.9%)
Total U.S.	4.3%	3.8%	4.8%	3.9%	(0.5%)	(0.1%)

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2025.

	Three Months Ended April 30, 2025
	Walmart International		Consolidated
(Dollars in millions)	2025	Percent Change[1]	2025	Percent Change[1]
Total revenues:
As reported	$30,133	(0.3%)	$165,609	2.5%
Currency exchange rate fluctuations	2,417	N/A	2,417	N/A
Total revenues (cc)	$32,550	7.7%	$168,026	4.0%

Net sales:
As reported	$29,754	(0.3%)	$163,981	2.5%
Currency exchange rate fluctuations	2,392	N/A	2,392	N/A
Net sales (cc)	$32,146	7.8%	$166,373	4.0%

Operating income:
As reported	$1,264	(17.5%)	$7,135	4.3%
Currency exchange rate fluctuations	171	N/A	171	N/A
Operating income (cc)	$1,435	(6.4%)	$7,306	6.8%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of adjusted operating income and adjusted operating income in constant currency for the three months ended April 30, 2025, and the calculation of adjusted operating income for the three months ended April 30, 2024.

	Three Months Ended April 30,
	Walmart U.S.		Consolidated
(Dollars in millions)	2025	2024	2025	2024
Operating income:
Operating income, as reported	$5,705	$5,332	$7,135	$6,841
Business reorganization charges[1]	—	130	—	255
Adjusted operating income	$5,705	$5,462	$7,135	$7,096
Percent change[2]	4.4%	NP	0.5%	NP
Currency exchange rate fluctuations			171	—
Adjusted operating income, constant currency			$7,306	$7,096
Percent change[2]			3.0%	NP
1 Business reorganization charges primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
2 Change versus prior year comparable period.
NP - Not provided

Free cash flow
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $5.4 billion for the three months ended April 30, 2025, which represents an increase of $1.2 billion when compared to the same period in the prior year. The increase was primarily due to an increase in cash provided by operating income and timing of certain payments. Free cash flow for the three months ended April 30, 2025 was $0.4 billion, which represents an increase of $0.9 billion when compared to the same period in the prior year. The increase in free cash flow was due to the increase in net cash provided by operating activities described above, partially offset by an increase of $0.3 billion in capital expenditures to support our investment strategy.
Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2025	2024
Net cash provided by operating activities	$5,411	$4,249
Payments for property and equipment (capital expenditures)	(4,986)	(4,676)
Free cash flow	$425	$(427)

Net cash used in investing activities[1]	$(5,093)	$(4,409)
Net cash provided by (used in) financing activities	8	(321)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated adjusted EPS for the three months ended April 30, 2025 by adjusting EPS for unrealized and realized gains and losses on our equity and other investments.

	Three Months Ended April 30, 2025[1]
Diluted earnings per share:
Reported EPS				$0.56

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.07	$(0.02)	$—	$0.05

Adjusted EPS				$0.61
1 Individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 22.6% for the three months ended April 30, 2025. Adjusted for the above item, the effective tax rate was 22.8% for the three months ended April 30, 2025.
As previously disclosed in our first quarter ended April 30, 2024 press release, we have calculated adjusted EPS for the three months ended April 30, 2024 for the following: (1) unrealized and realized gains and losses on our equity and other investments; and (2) business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended April 30, 2024[1]
Diluted earnings per share:
Reported EPS				$0.63

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.08)	$0.03	$—	$(0.05)
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$(0.03)

Adjusted EPS				$0.60
1 Individual components in the accompanying table may include immaterial rounding.
2 The reported effective tax rate was 24.6% for the three months ended April 30, 2024. Adjusted for the above items, the effective tax rate was 24.3% the three months ended April 30, 2024.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 7.5 percent and 7.9 percent for the trailing twelve months ended April 30, 2025 and 2024, respectively. The decrease in ROA was primarily due to an increase in average total assets, resulting from higher purchases of property and equipment, as well as a slight decline in net income during the trailing 12 month period. The decline in net income was the result of net decreases in the fair value of our equity and other investments, partially offset by higher operating income. ROI was 15.3 percent and 15.0 percent for the trailing 12 months ended April 30, 2025 and 2024, respectively. The increase in ROI was the result of an increase in operating income, primarily due to improvements in business performance and lapping business reorganization charges incurred in the comparative trailing 12 months, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2025	2024
Numerator
Consolidated net income		$19,489	$19,681
Denominator
Average total assets[1]		258,213	249,554
Return on assets (ROA)		7.5%	7.9%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2025	2024
Numerator
Operating income		$29,642	$27,613
+ Interest income		464	553
+ Depreciation and amortization		13,214	12,136
+ Rent		2,358	2,291
ROI operating income		$45,678	$42,593

Denominator
Average total assets[1]		$258,213	$249,554
'+ Average accumulated depreciation and amortization[1]		121,844	115,841
'- Average accounts payable[1]		56,886	55,170
'- Average accrued liabilities[1]		25,089	25,810
Average invested capital		$298,082	$284,415
Return on investment (ROI)		15.3%	15.0%

	April 30,
Certain Balance Sheet Data	2025	2024	2023

Total assets	$262,372	$254,054	$245,053
Accumulated depreciation and amortization	125,169	118,518	113,164
Accounts payable	57,700	56,071	54,268
Accrued liabilities	26,085	24,092	27,527
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.